AGREEMENT OF TERMINATION OF MANAGEMENT AGREEMENT
                                  INCORPORATING
                            NEW CONSULTING AGREEMENT

THIS AGREEMENT, dated May 1, 2003, is made by and between CENTURY CASINOS, INC. a Delaware corporation (hereinafter referred to as the "Company" ), and RESPOND LIMITED, an Isle of Man company (hereinafter referred to as the "Consultant").

WITNESSETH THAT:

     WHEREAS, Company and Consultant are the sole parties to a Management Agreement entered into and effective from 1 January, 2002; and

     WHEREAS, Company and Consultant are desirous of terminating the Management Agreement; and

     WHEREAS, Company and Consultant are desirous of entering into a Consulting Agreement; and

     WHEREAS, Company and Consultant desire to set forth the terms and conditions which shall, henceforth and for their mutual benefit, establish the terms and conditions of their relationship.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:


1.   Management Agreement

     a. Notice is hereby given by the Company of Termination Without Cause in accordance with paragraph 5.1(b) of the Management Agreement effective upon the effective date of this agreement; and

     b. Notice by the Company of Termination Without Cause is hereby accepted by Consultant effective upon the effective date of this agreement; and

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     c.   Company  and  Consultant  agree that upon the  effective  date of this agreement, the Management Agreement shall immediately terminate and there shall no longer exist any obligation upon either Company or Consultant in terms of the Management Agreement; and

     d. Each of Company and Consultant specifically waives its claims against the other in respect of the six-month transition period and payments contained in paragraph 5.1 and, for the purposes of interpretation should any such need arise, any reference to a six-month transition period shall be deemed by both of the parties to have been struck from the Management Agreement.

2.   Consulting Agreement


     a. From the effective date of this agreement, the relationship between Company and Consultant shall be governed solely by this agreement which shall, upon satisfaction of the matters referred to in paragraph 1 above, be referred to thereafter as the "Consulting Agreement".

     b. Consultant shall provide to Company consulting services with respect to its interests in Gauteng, South Africa until 31 December, 2003. Consultant shall devote sufficient time to fully and exclusively cooperate with CCI/CCA in the maintenance and development of its interests in the West Rand casino license/project until December 31, 2003.

     c. Company shall pay monthly to Consultant the sum of $10,000 no later than upon the final day of each calendar month (including the final day of that month within which the effective date of this agreement falls) and which payments shall cease after payment in full by Company to Consultant for the months prior to and including December 2003.

     d. No services shall be provided by Consultant and no payments shall be due from Company subsequent to 31 December 2003 save that any amounts remaining unpaid by Company to Consultant in terms of sub-paragraph
          (c) above shall remain due and payable by the Company.

     e. Company may at any time elect to pre-pay in full the amounts due to Consultant to 31 December 2003 and which payment shall be made in full within seven days of any such election and for which a time-value discount shall apply at a rate equivalent to the US Federal Funds discount rate prevailing upon the day of any such election.

     f. In the event that, prior to 31 December 2004, Company, directly or via any of its subsidiaries, receives payments in exchange of disposing of all, or any portion, of its interests in the Gauteng Casino project, Company shall pay to Consultant 10% (ten percent) of the Net Sale Proceeds between $0 and $1,3 million, plus 5% (five percent) of the Net Sale Proceeds exceeding $1,3 million. Net Sale Proceeds shall be defined as all proceeds received, minus all documented investments made. The parties agree that the investments made up to the date of this agreement amount to $2 million. For any disposal of less than 100% of the Company's interests, the foregoing dollar payment thresholds shall be adjusted pro rata.

     g. If Company has not disposed of all its interest therein and casino operations in respect of the Gauteng Casino project commence prior to 31 December 2005, Company shall pay to Consultant monthly in arrears from date of commencement of casino operations:

          i. an amount equal to the greater of $3,000 or 20% of the cumulative amount received by Company in respect of its management agreement to the project; and

          ii. said payments shall cease once Company has paid to Consultant total of $120,000 in terms of this item; and

          iii. the total of $120,000 due shall be reduced by any amount paid by Company to Consultant in terms of paragraph 2(f).

     h. If, prior to 31 December 2003, James Forbes (with whom Consultant has a contractual relationship), becomes employed by, or associated with, any casino or casino-related company or project in an area or province in which Company or any of subsidiaries or affiliates is active, Consultant shall be deemed to be in material breach of this Consulting Agreement and Company shall no longer be obligated to make or continue to make any of the payments to Consultant that are otherwise provided for in this Consulting Agreement save that any involvement by James Forbes with Silverstar Development Limited (or its successor in title to the Gauteng Casino project) shall not constitute a material breach of this Agreement.

3.   General

     a. The effective date of this agreement shall be that first stated in the pre-amble to this Agreement.

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     b.   It is understood and agreed that the construction  and  interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Delaware.

     c. The provisions of the Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

     d. Any notice required to be given hereunder shall be sufficient if it is in writing and sent by certified or registered mail, return receipt requested, first-class postage pre-paid, to the following respective addresses, which may hereafter be changed by written notice to the other party. Company at 200-220 East Bennett Avenue, Cripple Creek, CO 80813, USA and Consultant at Samuel Harris House, 5-11 St Georges Street, Douglas, Isle of Man, IM1 1AJ.

     e. This Agreement contains the entire agreement and understanding by and between Company and Consultant. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

     f. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.



IN WITNESS WHEREOF, Company and Consultant have duly executed this Agreement.

COMPANY:                                    CONSULTANT:

CENTURY CASINOS, INC.                    The Common Seal of Respond Limited
a Delaware corporation                   was hereunto affixed in the presence of




   /s/ Erwin Haitzmann                      /s/ Sarah Salter
By ............................          By.....................................
Erwin Haitzmann, Chairman & CEO            Director



  /s/ Peter Hoetzinger                     /s/ Catherine Baxter
By...............................        By.....................................
Peter Hoetzinger, Vice-Chairman            Director
& President

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